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                                                                   EXHIBIT 99.1
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                                 PRESS RELEASE
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US ENERGY SYSTEMS, INC * 515 N. FLAGLER DRIVE, SUITE 702 * WEST PALM BEACH, FL
                  33401 * (561) 820-9779 * FAX: (561) 820-9775


FOR IMMEDIATE RELEASE
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Date:        August 4, 1997

Contact:     Diane E. Carey, U.S. Energy Systems, Inc.
Phone:       (561) 820-9779
Fax:         (561) 820-9775

             U.S. ENERGY SYSTEMS, INC. TO ACQUIRE AMERICAN ENVIRO-SERVICES, INC.

     West Palm Beach, FL -- August 4, 1997 -- U.S. Energy Systems, Inc. (Nasdaq Symbol USEY) announced today that it will acquire American Enviro-Services, Inc. of Newburgh, Indiana, which provides multifaceted environmental services primarily in the Midwestern United States. American Enviro-Services, Inc. will continue to operate, as a wholly owned subsidiary of U.S. Energy Systems, Inc., and will be the nucleus of a new division called USE-Environmental. The value of the transaction is approximately $3.3 million.

     American Enviro-Services is the leading company in its region in the collection and recycling of used motor and industrial oils. The company's end product is on-specification fuel used in industrial furnaces, boilers, and electric cogeneration systems. In addition to its recycled oil operation, American Enviro-Services provides industrial waste water treatment and 24-hour Emergency Response services throughout the Midwestern United States. American Enviro-Services also provides complete environmental consulting including full scale project development and engineering services, underground tank removal and installation, bioremediation, as well as Phase I, II and III environmental assessments.

     Richard H. Nelson, President and CEO of U.S. Energy Systems, stated, "The formation of our environmental division -- and the acquisition of American Enviro-Services as the focal point of that division -- adds an important dimension to our company. Not only do we expect the new division to contribute significantly to revenues, but the environmental consulting and engineering services will provide us with critical in-house capability for our independent power and cogeneration business. In addition, many of these projects will be able to benefit from the use of recycled oil. In a recent speech, U.S. Department of Energy Secretary Federico Pena stated that, 'Environmental issues are inseparable from electricity restructuring.' We concur with the Secretary's statement, and our company is firmly committed to the environment. The talent and expertise we are gaining through the acquisition of



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American Enviro-Services will help insure that present and future projects maintain that commitment and focus."

     Howard A. Nevins, President and CEO of American Enviro-Services, will continue in that position as well as being named Executive Vice President of U.S. Energy Systems, Inc. in charge of the new environmental division. "Joining the U.S. Energy Systems team will allow operations to expand faster over a larger geographic area through internal growth and acquisitions. We intend to be a major player nationwide in all segments of our industry, and especially in the recycled oil industry." Nevins noted that there are currently in excess of 2.5 billion gallons of used oil generated in the United States annually. "If not properly recycled," Nevins continued, "a major portion of this used oil would otherwise find its way into our rivers and streams. Properly recycled, however, used oil becomes an inexpensive, efficient, and clean burning fuel."

     U.S. Energy Systems, Inc. develops, owns and operates cogeneration and independent power projects throughout the United States. At present it owns interests in plants in Utah, New Hampshire and Nevada, and is in the process of developing and/or acquiring additional power plants in several other states and the Caribbean. The Company is also participating in the development of a large district heating facility, known as Reno Energy, which will utilize geothermal heat to serve parts of the city of Reno, Nevada.

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS, AND CERTAIN IMPORTANT FACTORS MAY AFFECT THE COMPANY'S ACTUAL RESULTS AND COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS MADE IN THIS RELEASE, OR WHICH ARE OTHERWISE MADE BY OR ON BEHALF OF THE COMPANY. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN MARKET CONDITIONS, THE INABILITY TO COMMENCE PLANNED PROJECTS IN A TIMELY MANNER, THE IMPACT OF COMPETITION, AS WELL AS OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.






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